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                                                                    EXHIBIT 23.3

MUNSLOW MESSIAS

[LETTERHEAD]

World Access, Inc.
c/o Resurgens Communications Group
945 East Paces Ferry Road
Suite 2210
Atlanta
GA 30326
U.S.A.                                                 Our Ref: JJM/ptc/8/C141



Dear Sirs,

Consent of Chartered and Certified Accountants and Registered Auditors

We consent to the inclusion of our report dated June 1, 1998 with respect to the financial statements of Cherry Communications UK Limited, which report appears in the Form 8-K of World Access, Inc. dated July 24th 1998. We also consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-77918, 33-47752, 333,17741 and 333-59347) and Form S-3 (Nos. 333-43497 and
333-51199) of World Access, Inc. to the above referenced report which appears in the aforementioned Form 8-K.



/s/ Munslow Messias

Munslow Messias

July 23rd 1998